SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
FIRST BANCORP.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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1519 PONCE DE LEON AVENUE
SAN JUAN, PUERTO RICO 00908
(787) 729-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First BanCorp:

NOTICE IS HEREBY GIVEN that pursuant to a resolution of the Board of Directors and Section 2 of the Corporation’s By-laws, the Annual Meeting of Stockholders of First BanCorp will be held at its principal offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico, on Tuesday, April 28, 2009, at 2:00 p.m., for the purpose of considering and taking action on the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1. To elect eleven (11) directors, each for a term of one year expiring at the 2010 Annual Meeting of Stockholders.

2. To approve a non-binding, advisory proposal on the compensation of First BanCorp’s named executive officers.

3. To vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accounting Firm for fiscal year 2009.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record as of the close of business on March 13, 2009 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Corporation.

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present at the meeting, you are urged to complete, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the meeting, you may vote either in person or by proxy. You may revoke any proxy that you give in writing or in person at any time prior to its exercise.

By Order of the Board of Directors,

/s/  Lawrence Odell
Lawrence Odell
Secretary

San Juan, Puerto Rico
March [24], 2009

1519 Ponce De Leon Avenue
Santurce, Puerto Rico 00908

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of First BanCorp (the “Corporation”) for use at the Annual Meeting of Stockholders to be held at the Corporation’s principal offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico, on April 28, 2009, at 2:00 p.m., and at any adjournment thereof (the “Annual Meeting”). This Proxy Statement and form of proxy are first being sent or given to stockholders of record on or about March [24], 2009. The cost of this proxy solicitation is borne by the Corporation.

SOLICITATION AND REVOCATION

The Board of Directors has designated two individuals to serve as proxies to vote the shares represented at the Annual Meeting. Shares represented by properly executed proxies received will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If you properly submit a proxy but do not give instructions on how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board of Directors’ recommendations described below. Any proxy given as a result of this solicitation may be revoked at any time before it is exercised by the stockholder by: (i) submitting a written notification to the Secretary of the Corporation before the date of the Annual Meeting, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving written notice to the Secretary of his or her intention to vote in person. The proxies that are being solicited may be exercised only at the Annual Meeting of the Corporation or at any adjournment of the meeting.

Each proxy solicited hereby gives discretionary authority to the Board of Directors of the Corporation to vote the proxy with respect to such other matters as may properly come before the Annual Meeting. Except with respect to procedural matters incident to the conduct of the Annual Meeting, the Board of Directors is not aware of any business that may properly come before the Annual Meeting other than that described in this Proxy Statement. However, if any other matters come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person voting those proxies.

VOTING SECURITIES

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 92,546,749 issued and outstanding shares of common stock of the Corporation (the “common stock”), each of which is entitled to one vote for each proposal to be considered at the Annual Meeting.

The presence, either in person or by proxy, of at least a majority of the Corporation’s issued and outstanding shares entitled to vote shall constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum. A broker non-vote results when a broker or nominee has not received instructions from a stockholder and has expressly indicated in the proxy card that it does not have discretionary authority regarding how to vote on a particular matter. There are three proposals that will be presented for stockholder consideration at the meeting that will require stockholder vote:

Proposal No. 1 — Election of eleven (11) directors

The affirmative vote of a majority of the total votes cast is needed to approve the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote, hence will have no effect on the outcome of the vote on the proposals, assuming a quorum is present. If a nominee who currently serves as a director does not receive the required vote for re-election, corporate law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, under the Corporation’s By-laws each holdover director is required to tender his or her resignation to the Board. The Board will act on the tendered resignation within 90 days following certification of the stockholder vote and shall take action with respect to the vacancy on the Board in accordance with the Corporation’s By-laws.

Proposal No. 2 — Approval of a non-binding advisory vote on the compensation of the Corporation’s named executive officers

The affirmative vote of a majority of the total votes present in person or by proxy and entitled to vote is needed to approve the advisory proposal on the compensation of the Corporation’s named executive officers. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

Proposal No. 3 — Ratification of the appointment of the Independent Registered Public Accounting Firm

The affirmative vote of a majority of the total votes present in person or by proxy and entitled to vote is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accounting Firm for fiscal year 2009. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2009

This Proxy Statement and annual report to security holders are available at http://bnymellon.mobular.net/bnymellon/fbp. You may obtain directions to be able to attend the meeting and vote in person by contacting Lawrence Odell, Secretary of the Board of Directors, by e-mail at lawrence.odell@firstbankpr.com or by telephone at 787-729-8141.

BENEFICIAL OWNERSHIP OF SECURITIES

Principal Beneficial Owners

The following sets forth, as of the record date, except as otherwise stated, information concerning persons who beneficially own more than 5% of the Corporation’s issued and outstanding common stock.

Name and Address	Number of Shares		Percentage

The Bank of Nova Scotia	9,250,450	(a)	10.00%
44 King Street West 6th Fl.
Toronto, Canada M5H 1H1
First Trust Portfolio L.P.	7,787,467	(b)	8.41%
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187
FMR LLC	7,450,000	(c)	8.05%
82 Devonshire Street
Boston, MA 02109
Angel Alvarez-Pérez	7,308,918	(d)	7.90%
Condominio Plaza Stella Apt.1504
Avenida Magdalena 1362
San Juan, Puerto Rico 00907
Barclays Global Investors, NA	6,098,544	(e)	6.59%
400 Howard Street
San Francisco, CA 94105

(a)	On August 24, 2007, the Corporation entered into a Stockholder Agreement with The Bank of Nova Scotia, which completed a private placement of 9,250,450 shares of the Corporation’s common stock at a price of $10.25 per share pursuant to the terms of an investment agreement dated February 15, 2007. The Bank of Nova

Scotia filed a Schedule 13D on September 4, 2007 reporting the 10% or 9,250,450 shares beneficial ownership of the Corporation as of August 24, 2007. The Bank of Nova Scotia reported that it possessed sole voting power and sole dispositive power over 9,250,450 shares. The Bank of Nova Scotia also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(b)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 in which First Trust Portfolios L.P. and certain of its affiliates reported aggregate beneficial ownership of 7,787,467 shares of the Corporation as of December 31, 2008. First Trust Portfolios L.P. and certain of its affiliates reported that they possessed shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of 7,787,467 shares beneficially owned.

(c)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2009 in which FMR LLC reported aggregate beneficial ownership of 7,450,000 shares of the Corporation as of December 31, 2008. FMR LLC reported that it possessed sole power to dispose or to direct the disposition of 7,450,000 shares. FMR reported that it did not possess sole power to vote any shares beneficially owned. FMR LLC also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(d)	Based solely on a Schedule 13D filed with the Securities and Exchange Commission on May 19, 2008 by Mr. Angel Àlvarez Pérez in which Mr. Àlvarez Pérez reported aggregate beneficial ownership of 7,308,918 shares of the Corporation.

(e)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009 in which Barclays Global Investors, NA and certain of its affiliates reported aggregate beneficial ownership of 6,098,544 shares of the Corporation as of December 31, 2008. Barclays Global Investors, NA and certain of its affiliates reported that they possessed sole voting power over 4,895,366 shares and sole dispositive power over 6,098,544 shares. Barclays Global Investors, NA and certain of its affiliates also reported that they did not possess shared voting or shared dispositive power over any shares beneficially owned.

Beneficial Ownership by Directors or Nominees and Executive Officers of the Corporation

The following table sets forth information with regard to the total number of shares beneficially owned, as of February 17, 2009, by (i) each current member of the Board of Directors, (ii) each nominee to the Board of Directors, (iii) each executive officer named in the Summary Compensation table, (iv) certain other officers of the Corporation, and (v) all current directors, executive officers and certain other officers as a group. Information regarding the beneficial ownership by officers and directors is derived from information submitted to the Corporation by such officers and directors.

Name	Number of Shares*		Percentage**

Directors or Director Nominees:
Luis M. Beauchamp, Chairman, President & CEO	2,097,672	(a)	2.24%
Aurelio Alemán, COO & Senior Executive VP	808,000	(b)	*
José Menéndez-Cortada	35,446	(c)	*
José Teixidor	129,767		*
Jorge L. Díaz	62,737	(d)	*
José Ferrer-Canals	5,527		*
Sharee Ann Umpierre-Catinchi	81,677	(e)	*
Fernando Rodríguez-Amaro	30,687		*
Héctor M. Nevares	4,543,396	(f)	4.91%
Frank Kolodziej	2,762,483		2.98%
José F. Rodríguez	324,077		*

Executive Officers:
Fernando Scherrer, CFO & Executive VP	222,500	(g)	*
Lawrence Odell, General Counsel, Secretary & Executive VP	205,000	(h)	*

Name	Number of Shares*		Percentage**

Randolfo Rivera, Executive VP	406,450	(i)	*
Emilio Martinó, Chief Credit Officer & Executive VP	72,691	(j)	*
Nayda Rivera-Batista, Chief Risk Officer & Executive VP	78,564	(k)	*
Dacio Pasarell, Executive VP	126,000	(l)	*
Cassan Pancham, Executive VP	116,366	(m)	*
Pedro Romero, Chief Accounting Officer and Senior VP	35,091	(n)	*
Victor Barreras, Treasurer & Senior VP	70,000	(o)	*
Current Directors and Executive Officers as a group(p)	12,214,131		12.78%

*	Number of shares does not include shares acquired through the Corporation’s Defined Contribution Plan in which participants may acquire shares of the Corporation through a unitized stock fund.

**	Represents less than 1%.

(a)	Includes options to purchase 1,103,600 shares.

(b)	Includes options to purchase 708,000 shares.

(c)	Includes 550 shares owned by Martínez-Alvarez, Menéndez-Cortada & Lefranc Romero, PSC of which Mr. Menéndez-Cortada is an indirect beneficial owner.

(d)	Includes 22,460 shares owned separately by his spouse.

(e)	Includes 9,000 shares owned jointly with her spouse. Excludes shares owned by Mrs. Umpierre-Catinchi’s father and a former director, Angel L. Umpierre, with respect to which Mrs. Umpierre-Catinchi disclaims ownership.

(f)	Includes 3,941,459 shares owned by his father, Héctor G. Nevares, with respect to which Mr. Héctor M. Nevares shares voting and investment powers pursuant to a power of attorney.

(g)	Includes options to purchase 175,000 shares. Includes 15,000 shares owned by MF Top Side effects and 5,500 shares owned by FM Side Development, both of which Mr. Scherrer is a beneficial owner.

(h)	Includes options to purchase 175,000 shares.

(i)	Includes options to purchase 382,110 shares.

(j)	Includes options to purchase 68,000 shares.

(k)	Includes options to purchase 70,000 shares.

(l)	Includes options to purchase 96,000 shares.

(m)	Includes options to purchase 110,000 shares.

(n)	Includes options to purchase 35,000 shares.

(o)	These are options to purchase 70,000 shares.

(p)	Some of the Corporation’s officers and directors own shares of preferred stock which are not reflected in the table above as the same are non-voting, except for class voting rights on matters that would adversely affect the rights of the holders of the preferred stock, and non-convertible preferred stock.

On January 16, 2009, as part of the Capital Purchase Program of the United States Department of the Treasury’s (the “Treasury”), the Corporation entered into a Letter Agreement with the Treasury pursuant to which the Corporation sold 400,000 shares of Preferred Stock to the Treasury, along with a warrant to purchase 5,842,259 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $10.27 per share. The table above does not reflect the Treasury’s ownership of the Preferred Stock because, subject to the terms of the Certificate of Designations of the Preferred Stock, the Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Preferred Stock. The table does not reflect beneficial ownership by the Treasury of the Warrant Shares because, pursuant to the Letter Agreement, the Treasury does not have any voting rights with respect to the Warrant Shares.

INFORMATION WITH RESPECT TO NOMINEES STANDING FOR ELECTION AS DIRECTORS AND WITH RESPECT TO EXECUTIVE OFFICERS OF THE CORPORATION

The By-laws of the Corporation provide that the Board of Directors shall consist of a number of members fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall always be an odd number and not less than five nor more than fifteen. The Board of Directors currently has eleven members. The Corporation’s Articles of Incorporation and By-laws were amended by stockholders at the annual meeting of stockholders held on April 29, 2008 to eliminate the provisions requiring a classified Board. Therefore, in accordance with the restated Articles of Incorporation and By-laws, the Corporation’s directors now stand for election annually. The individuals elected will serve for one year terms expiring at the 2010 Annual Meeting and, with respect to each director, until his or her successor is elected and qualified.

The Corporation’s By-laws further provide that any director elected by an affirmative vote of the majority of the Board of Directors to fill a vacancy shall serve until the next election of directors by stockholders.

The Corporation’s retirement policy for the Board of Directors states that directors who reach the age of 70 may continue to serve until the end of the term to which they were elected, but will not be eligible to stand for re-election. For a detailed description of the Corporate Governance and Nominating Committee’s functions, responsibilities and operations please refer to the Corporate Governance and Nominating Committee section.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees listed below. If any nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees as the Board of Directors may propose. At this time, the Board of Directors of the Corporation knows of no reason why any of the persons listed below may not be able to serve as a director if elected. On February 26, 2009, the Board of Directors approved the inclusion of the nominees in the Corporation’s 2009 proxy card.

The members of the Board of Directors of First BanCorp are also the members of the Board of Directors of FirstBank Puerto Rico (“FirstBank” or the “Bank”). The information presented below regarding the time of service on the Board of Directors includes terms concurrently served on the Board of Directors of the Bank.

PROPOSAL NO. 1

NOMINEES STANDING FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM
EXPIRING 2010

Luis M. Beauchamp, 66
Chairman, President and Chief Executive Officer

Chairman from January 2006 to present. President and Chief Executive Officer from October 2005 to present. Senior Executive Vice President, Wholesale Banking of FirstBank, from March 1997 to October 2005. Executive Vice President, Chief Lending Officer from 1990 to March 1997. General Manager — New York banking operations of Banco de Ponce from 1988 to 1990. He had the following responsibilities at the Chase Manhattan Bank, N.A.: Regional Manager for the Ecuador and Colombia operations and corporate finance for the Central American operations, in 1988; Country Manager for Mexico from 1986 to 1988; and Manager of Wholesale Banking in Puerto Rico from 1984 to 1986. Director and Chairman of the Board of FirstBank, First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, First Mortgage, Inc., FirstBank Overseas Corp., First Insurance Agency VI, Inc., First Express, Inc., FirstBank Insurance Agency Inc., Ponce General, Inc., and FirstBank Florida. Joined the Corporation in 1990. Director since September 2005.

Aurelio Alemán, 50
Senior Executive Vice President and Chief Operating Officer

Senior Executive Vice President and Chief Operating Officer from October 2005 to present. Executive Vice President, responsible for consumer banking and auto financing of FirstBank, since 1998 and since April 2005 also responsible for the retail banking distribution network, First Mortgage and FistBank Virgin Islands operations. President of First Federal Finance Corporation d/b/a Money Express from 2000 to 2005. President of FirstBank

Insurance Agency, Inc. from 2001 to 2005. President of First Leasing & Rental Corp. from 1999 to June 2007. From 1996 to 1998, Vice President of CitiBank, N.A., responsible for wholesale and retail automobile financing and retail mortgage business. Vice President of Chase Manhattan Bank, N.A., of banking operations and technology for Puerto Rico and the Eastern Caribbean region from 1990 to 1996. Director of FirstBank, First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, FirstBank Insurance Agency, Inc., First Insurance Agency, Inc., FirstExpress, Inc., FirstMortgage, Inc., Ponce General Corporation, FirstBank Florida, Grupo Empresas Servicios Financieros, Inc. d/b/a PR Finance, and FirstBank Overseas Corp. Joined the Corporation in 1998. Director since September 2005.

José Menéndez-Cortada, 61

Attorney at law since 1973. Director and Vice President in charge of the corporate and tax divisions of Martínez-Alvarez, Menéndez-Cortada & Lefranc Romero, PSC, a firm that was formerly a partnership where Mr. Menéndez served as the partner in charge of the corporate and tax divisions, formed since 1977. General Counsel to the Board of Bermudez & Longo, S.E. from 1985 to present. Director of Tasis Dorado School since 2002. Director of the Homebuilders Association of Puerto Rico since 2002. Trustee of the Luis A. Ferré Foundation, Inc., since 2002. Director since April 2004. He has been the Lead Independent Director since February 2006.

José Teixidor, 55

Chief Executive Officer of B. Fernandez & Hnos., Inc. and Chief Executive Officer and President of B. Fernández Holding, Inc. from May 2003 to present; Chairman of the Board of Pan Pepín Inc. from 1998 to present; Chairman of the Board of Baguettes, Inc. from 1998 to 2006; Chairman of the Board of Pan Pepín Baking, Inc. from 2004 to present; President of Swiss Chalet, Inc. from 2000 to present; Chairman of the Board of Marvel International from 2005 to present; member of the Board of the Puerto Rico Chamber of Commerce and of the Industry and Food Distribution Chamber of Commerce; member of the Board of the Distributors and Manufacturers Association; member of the Wholesalers Chamber of Puerto Rico; member of the Board of El Nuevo Día from 1996 to 2006; and Chairman of Bohio International Inc. from 2007 to present. Director since January 1994.

Jorge L. Díaz, 54

Executive Vice President and member of the Board of Directors of Empresas Díaz, Inc. from 1981 to present, and Executive Vice President and Director of Betteroads Asphalt Corporation, Betterecycling Corporation, and Coco Beach Development Corporation, and its subsidiaries. Member of the Chamber of Commerce of Puerto Rico, the Association of General Contractors of Puerto Rico and the U.S. National Association of General Contractors, member of the Board of Trustees of Baldwin School of Puerto Rico. Director since 1998.

José L. Ferrer-Canals, 49

Doctor of Medicine in private Urology practice since 1992. Commissioned captain in the United States Air Force Reserve in March 1991 and honorably discharged with rank of Major in 2005. Member of the Alpha Omega Alpha Honor Medical Society since induction in 1986. Member of the Board of Directors of the American Cancer Society, Puerto Rico Chapter, from 1999 to 2003. Member of the Board of Directors of the American Red Cross, Puerto Rico Chapter, from 2005 to present. Obtained a Master of Business Administration degree from the University of New Orleans, of the Louisiana State University System in September 2007. Director since 2001.

Sharee Ann Umpierre-Catinchi, 49

Doctor of Medicine. Associate Professor at the University of Puerto Rico’s Department of Obstetrics and Gynecology from 1993 to present. Director of the Division of Gynecologic Oncology of the University of Puerto Rico’s School of Medicine from 1993 to present. Board Certified by the National Board of Medical Examiners, American Board of Obstetrics and Gynecology and the American Board of Obstetrics and Gynecology, Division of Gynecologic Oncology. Director since 2003.

Fernando Rodríguez-Amaro, 60

Certified Public Accountant, Certified Fraud Examiner, Certified Valuation Analyst and Certified Financial Forensics. Managing Partner and Partner in Charge of the Audit and Accounting Division of RSM ROC & Company. Has been with RSM ROC & Company for the past twenty-eight years and prior thereto served as Audit Manager with Arthur Andersen & Co. for over nine years. Mr. Rodríguez Amaro has over 37 years of public accounting experience. He has served clients in the banking, insurance, manufacturing, construction, government, advertising, radio broadcasting and services industries. Member of the Board of Trustees of Sacred Heart University of Puerto Rico since August 2003 to present, serving as member of the Executive Committee and Chairman of the Audit Committee since 2004. Member of the Board of Trustees of Colegio Puertorriqueño de Niñas, since 1996 to present, and also serving as a member of the Board of Directors from 1998 to 2004 and from late 2008 to present and Member of the Board of Directors of Proyecto de Niños de Nueva Esperanza, Inc. since 2003. Director and Chairman of the Audit Committee since November 2005.

Héctor M. Nevares, 58

Attorney at law since 1977. Member of the Board of Directors of Dean Foods Company, a publicly held company, since 1995 to present, where he also serves on the Audit Committee. Member of the Board of Directors of V. Suarez & Co. since 2006 to present, and member of the Board of Directors of Indulac from 1982 to 2005. President and Chief Executive Officer of Suiza Dairy, a Puerto Rico dairy processor, from 1983 to 1998, having served in additional executive capacities at Suiza Dairy from June 1972 to 1983. In the nonprofit sectors, Mr. Nevares was a member of the Board of Directors of the Puerto Rico Government Development Bank from 1989 to 1993, and is currently a member of the Boards of Caribbean Preparatory Schools since 1999, the Corporation for the Development of the Cantera Peninsula since 1998, and Hacienda San Martin Inc. since 2000. Mr. Nevares was previously a member of the Board of Directors of the Corporation from 1993 to 2002 and currently a Director since July 2007.

Frank Kolodziej, 65

President and Chief Executive Officer of Centro Tomográfico de Puerto Rico, Inc. since 1978 to present; Somascan, Inc. since 1983 to present; Instituto Central de Diagnóstico, Inc. from 1991 to present, Advanced Medical Care, Inc. from 1994 to present; Somascan Plaza, Inc. and PlazaMED, Inc. since 1997 to present; International Cyclotrons, Inc. since 2004 to present; and Somascan Cardiovascular since January 2007 to present. Pioneer in the Caribbean in the areas of Computerized Tomography (CT), Digital Angiography (DSA), Magnetic Resonance Imaging (MRI), and PET/CT-16 (Positron Emission Tomography). Mr. Kolodziej was previously a member of the Board of Directors of the Corporation from 1988 to 1993 and currently a Director since July 2007.

José F. Rodríguez, 59

President of L&R Investments, Inc., a privately owned local investment company, from May 2005 to present; Vice-Chairman and member of the Board of Directors of Government Development Bank for Puerto Rico from March 2005 to December 2006. Member of the Board of Directors of “Fundación Chana & Samuel Levis” from 1998 to 2007. Partner, Executive Vice-president and member of the Board of Directors of Ledesma & Rodríguez Insurance Group, Inc. from 1990 to 2005. President of Prudential Bache PR, Inc., wholly-owned subsidiary of then existing Prudential Bache Group, from 1980 to 1990. Director since July 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH INDIVIDUAL NOMINATED TO SERVE AS A DIRECTOR.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The executive officers of the Corporation and FirstBank who are not directors are listed below.

Fernando Scherrer, 40
Executive Vice President and Chief Financial Officer

Executive Vice President and Chief Financial Officer since July 2006. He is a Certified Public Accountant. Co-Founder, Managing Partner and Head of Audit and Consulting Practices at Scherrer Hernández & Co., from 2000 to 2006. Prior to founding Scherrer Hernández & Co., he worked with PricewaterhouseCoopers’ LLP for 10 years where he audited financial institutions and insurance companies. He has over 17 years of financial and accounting experience in the financial services, insurance, retail and education industries. Since October 2006, he has served as a director of First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, FirstBank Insurance Agency, Inc., FirstMortgage, Inc., Ponce General Corporation.

Lawrence Odell, 60
Executive Vice President, General Counsel and Secretary

Executive Vice President, General Counsel and Secretary since February 2006. Senior Partner at Martínez Odell & Calabria since 1979. Has over 26 years of experience in specialized legal issues related to banking, corporate finance and international corporate transactions. Served as Secretary of the Board of Pepsi-Cola Puerto Rico, Inc. from 1992 to 1997. Served as Secretary to the Board of Directors of BAESA, S.A. from 1992 to 1997.

Randolfo Rivera, 55
Executive Vice President and Wholesale Banking Executive

Executive Vice President in charge of corporate banking, middle market, international, government and institutional, structure finance and cash management areas of FirstBank since June 1998 and since October 2005 also in charge of real estate lending, commercial mortgage unit in Puerto Rico and merchant banking. Vice President and component executive for local companies, public sector and institutional markets for Chase Manhattan Bank, N.A. in Puerto Rico from April 1990 to December 1996. Corporate Finance Executive in charge of the Caribbean and Central American region for Chase Manhattan Bank in Puerto Rico from January 1997 to May 1998.

Emilio Martinó, 58
Executive Vice President and Chief Lending Officer

Chief Lending Officer and Executive Vice President of FirstBank since October 2005. Director of FirstBank Florida since August 2006. Senior Vice President and Credit Risk Manager of FirstBank from June 2002 to October 2005. Staff Credit Executive for FirstBank’s Corporate and Commercial Banking Business components since November 2004. First Senior Vice President of Banco Santander Puerto Rico; Director for Credit Administration, Workout and Loan Review, from 1997 to 2002. Senior Vice President for Risk Area in charge of Workout, Credit Administration, and Portfolio Assessment for Banco Santander Puerto Rico from 1996 to 1997. Deputy Country Senior Credit Officer for Chase Manhattan Bank Puerto Rico from 1986 to 1991.

Nayda Rivera-Batista, 35
Executive Vice President, Chief Risk Officer and Assistant Secretary

Senior Vice President and Chief Risk Officer since April 2006 and promoted to Executive Vice President in January 2008. Assistant Secretary of the Board since November 2006. Senior Vice President and General Auditor from July 2002 to April 2006. She is a Certified Public Accountant, Certified Internal Auditor and Certified in Financial Forensics. She has more than 13 years of combined work experience in public company, auditing, accounting, financial reporting, internal controls, corporate governance, risk management and regulatory compliance. Served as a member of the Board of Trustees of the Bayamón Central University from January 2005 to January 2006. Joined the Corporation in 2002.

Dacio A. Pasarell, 60
Executive Vice President and Banking Operations Executive

Executive Vice President and Banking Operations Executive since September 2002. Had over 27 years of experience at Citibank N.A. in Puerto Rico, which included the following positions: Vice President, Retail Bank Manager, from 2000 to 2002; Vice President and Chief Financial Officer from 1996 to 1998; Vice President, Head of Operations — Caribbean Countries from 1994 to 1996; Vice President Mortgage and Automobile Financing; Product Manager, Latin America from 1986 to 1994; Vice President, Mortgage and Automobile Financing Product Manager for Puerto Rico from 1986 to 1996. President of Citiseguros PR, Inc. from 1998 to 2001. Chairman of Ponce General Corporation and Director of FirstBank Florida since April 2005.

Cassan Pancham, 48
Executive Vice President and Eastern Caribbean Region Executive

Executive Vice President of FirstBank since October 2005. First Senior Vice President, Eastern Caribbean Region of FirstBank from October 2002 until October 2005. Director and President of FirstExpress, Inc., and First Insurance Agency, Inc. He held the following positions at JP Morgan Chase Bank Eastern Caribbean Region Banking Group: Vice President and General Manager, from December 1999 to October 2002; Vice President, Business, Professional and Consumer Executive, from July 1998 to December 1999; Deputy General Manager from March 1999 to December 1999, and Vice President, Consumer Executive, from December 1997 to 1998. Member of the Governing Board of Directors of the Virgin Islands Port Authority since June 2007; Chairman of the Board since January, 2008.

The Corporation’s By-laws provide that each officer shall be elected annually at the first meeting of the Board of Directors after the annual meeting of stockholders and that each officer shall hold office until his or her successor has been duly elected and qualified or until his or her death, resignation or removal from office.

CERTAIN OTHER OFFICERS

Pedro Romero, 35
Senior Vice President and Chief Accounting Officer

Senior Vice President and Chief Accounting Officer since August 2006. Senior Vice President and Comptroller from May 2005 to August 2006. Vice President and Assistant Comptroller from December 2002 to May 2005. He is a Certified Public Accountant with a Master of Science in Accountancy and has technical expertise in management reporting, financial analysis, corporate tax, internal controls and compliance with US GAAP, SEC rules and Sarbanes Oxley. He has more than eleven years of experience in accounting including, big four public accounting company, banking and financial services. Joined the Corporation in December 2002.

Víctor M. Barreras-Pellegrini, 40
Senior Vice President and Treasurer

Senior Vice President and Treasurer since July 6, 2006. Previously held various positions with Banco Popular de Puerto Rico from January 1992 to June 2006, including, Fixed-Income Portfolio Manager of the Popular Assets Management division from 1998 to 2006 and Investment Officer in the Treasury division from 1995 to 1998. Director of FirstBank Overseas Corp. and First Mortgage. He has over 16 years of experience in banking and investments and holds the Chartered Financial Analyst designation. Joined the Corporation in 2006.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The following discussion summarizes the Corporation’s corporate governance including director independence, board and committee structure, function and composition, and governance charters, policies and procedures. The Corporation’s Corporate Governance Guidelines and Principles, the charters approved by the Board of Directors (the “Board”) of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Credit Committee, the Asset/Liability Committee, the Corporation’s Code of Ethics, the Corporation’s Code of Ethics for Senior Financial Officers and the Independence Principles for Directors are available through the Corporation’s web site at www.firstbankpr.com, under “Investor Relations / Our Management / Governance Documents”. First BanCorp stockholders may obtain printed copies of these documents by writing to Lawrence Odell, Secretary of the Board of Directors, at First BanCorp, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908.

Code of Ethics

In October 2008, the Corporation adopted a new Code of Ethics for Senior Financial Officers (the “Code”). The Code applies to each officer of the Corporation or its affiliates having any or all of the following responsibilities and/or authority, regardless of formal title: the president, the chief executive officer, the chief financial officer, the chief accounting officer, the controller, the treasurer, the tax manager, the general counsel, the general auditor, any assistant general counsel responsible for finance matters, any assistant controller and any regional or business unit financial officer. The Code states the principles to which senior financial officers must adhere in order to act in a manner consistent with the highest moral and ethical standards. The Code imposes a duty to avoid conflicts of interest and to comply with the laws and regulations that apply to the Corporation and its subsidiaries, among other matters. Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code. Any waiver of any part of the Code will be promptly disclosed to stockholders as required by the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Neither the Audit Committee nor the General Counsel received any requests for waivers under the Code in 2008.

The Corporation has also adopted a Code of Ethics that is applicable to all employees and Directors of the Corporation and all of its subsidiaries, which seeks to strengthen the ethical culture that prevails in the Corporation. The Code of Ethics addresses, among other matters, conflicts of interest, operational norms and confidentiality of the Corporation’s and its customers’ information.

Independence of the Board of Directors

The Board annually evaluates the independence of its members based on the criteria for determining independence identified by the NYSE, the SEC and the Corporation’s Independence Principles for Directors. The Corporation’s Corporate Governance Guidelines and Principles requires that a majority of the Board be composed of directors who meet the requirements for independence established in the Corporation’s Independence Principles for Directors, these, at a minimum, incorporate those requirements established by the NYSE and the SEC. The Board has concluded that the Corporation has a majority of independent directors. The Board has determined that Messrs. José Teixidor-Méndez, José L. Ferrer-Canals, Jorge L. Díaz, Fernando Rodríguez-Amaro, José Menéndez-Cortada, Sharee Ann Umpierre-Catinchi, Héctor M. Nevares-La Costa, Frank Kolodziej-Castro and José Rodríguez-Perelló are independent under the Independence Principles for Directors. In determining director José L. Ferrer-Canals’ independence, the Board took into consideration appraisal services rendered by his sibling to First Mortgage, a wholly owned subsidiary of FirstBank, for which First Mortgage paid $4,011 in 2008.

Messrs. Luis M. Beauchamp, President and Chief Executive Officer, and Aurelio Alemán, Senior Executive Vice President and Chief Operating Officer, are not considered to be independent as they are management Board members. During 2008, the independent directors usually met in executive sessions without the Corporation’s management on days where there were regularly scheduled Board meetings. In addition, non-management directors separately met twice during 2008 with José Menéndez-Cortada, Lead Independent Director, serving as chairman during the meeting.

Director Stock Ownership

The Board believes that appropriate stock ownership by directors further aligns their interests with those of the stockholders. Accordingly, in August 2007, the Board adopted Director Stock Ownership Requirement Guidelines (the “Guidelines”) for all non-management directors, which became effective upon adoption. Non-management directors are expected to hold an investment position in the Corporation’s common stock having a cost basis, except as described below, equivalent to at least $250,000. Shares of stock owned by the non-management directors upon the adoption of the Guidelines were considered for purposes of compliance. In this respect, the amount of shares of stock owned by the non-management directors were valued at the greater of the historical cost or the market value at the closing price of the stock on the date the Guidelines were adopted. Upon meeting the ownership goal, that number of shares, considering stock split adjustments, becomes fixed and must be maintained until the end of the director’s service on the Board. Directors are required to achieve the ownership goal within three years after the later of the Board’s adoption of the Guidelines or the director’s appointment to the Board. In reaching the ownership requirement, annual investments are expected to be made in equal proportions throughout the three-year period. The Guidelines shall be administrated by the Corporate Governance and Nominating Committee of the Board. The Committee shall have the discretion to submit for approval by the Board, and the Board may at any time approve amendments or modifications to the Guidelines.

Communications with the Board

Any person who desires to communicate with the Corporation’s Board may do so by writing to the Chairman of the Board or to the Lead Independent Director in care of the Office of the Corporate Secretary at the Corporation’s headquarters, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908 or by e-mail to directors@firstbankpr.com. Communications may also be made by calling the following telephone number: 1-787-729-8200. Communications related to accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Depending upon the nature of other concerns, it may be referred to the Corporation’s Internal Audit Department, the Legal or Finance Department, or any other appropriate department. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

Board Meetings

The Board is responsible for directing and overseeing the business and affairs of the Corporation. The Board represents the Corporation’s stockholders and its primary purpose is to build long term stockholder value. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Corporation and to act on matters that require Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of the Corporation met twenty (20) times during fiscal year 2008. Each member of the Board participated in at least 75% of the Board meetings held during fiscal year 2008. While the Corporation has not adopted a formal policy with respect to directors’ attendance at annual meetings of stockholders, the Corporation encourages it s directors to attend such meetings. All of the Corporation’s directors attended the last annual meeting of stockholders held on April 29, 2008.

Board Committees

The Board has five standing committees: the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Asset/Liability Committee and the Credit Committee. The members of the committees are appointed and removed by the Board, which also appoints a chair for each committee. The functions of those committees, their current members and the number of meetings held during 2008 are set forth below. Each member of the Board Committees participated in at least 75% of Board and applicable Committee meetings held during fiscal year 2008.

Audit Committee

The Audit Committee charter provides that this Committee shall be composed of at least three outside directors who meet the independence criteria established by the NYSE, the SEC and the Corporation’s Independence Principles for Directors.

As set forth in the Audit Committee Charter, the Audit Committee represents and assists the Board in fulfilling its responsibility to oversee management regarding (i) the conduct and integrity of the Corporation’s financial reporting to any governmental or regulatory body, shareholders, other users of Corporation financial reports and the public; (ii) the performance of the Corporation’s internal audit function; (iii) the Corporation’s systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of the Corporation’s independent auditors, their conduct of the annual audit of the Corporation’s financial statements, and their engagement to provide any other services; (v) the Corporation’s legal and regulatory compliance; (vi) the application of the Corporation’s related person transaction policy as established by the Board; (vii) the application of the Corporation’s codes of business conduct and ethics as established by management and the Board; and (viii) the preparation of the audit committee report required to be included in the Corporation’s annual proxy statement by the rules of the SEC.

The members of this Committee are Fernando Rodríguez-Amaro, Chairman since January 2006, José Ferrer-Canals and Héctor M. Nevares. Each member of the Corporation’s Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The “audit committee financial expert” designated by the Corporation’s Board is Fernando Rodríguez-Amaro. The Audit Committee met a total of eighteen (18) times during 2008.

Audit Committee Report

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2008 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accountants its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles in the United States or that the Corporation’s registered public accountants are in fact “independent.”

The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Corporation nor are they employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accountants, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

This report is provided by the following independent directors who comprised the Committee at the date of the recommendation:

Fernando Rodríguez-Amaro (Chairman)
José Ferrer-Canals
Héctor M. Nevares

Compensation and Benefits Committee

The Compensation and Benefits Committee charter provides that the Committee shall be composed of a minimum of three directors who meet the independence criteria established by the NYSE and the Corporation’s Independence Principles for Directors. In addition, the members of the Committee are independent as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee is responsible for the oversight of the Corporation’s compensation policies and practices including the evaluation and recommendation to the Board of the proper and competitive salaries and competitive incentive compensation programs of the executive officers and key employees of the Corporation. The responsibilities and duties of the Committee include the following:

•	Review and approve the annual goals and objectives relevant to compensation of the chief executive officer and other executive officers, as well as the various elements of the compensation paid to the executive officers.

•	Evaluate the performance of the chief executive officer and other executive officers in light of the agreed upon goals and objectives and recommend to the Board the appropriate compensation levels of the chief executive officer and other executive officers based on such evaluation.

•	Establish and recommend to the Board for its approval the salaries, short-term incentive awards (including cash incentives) and long-term incentives awards (including equity-based incentive plans) of the chief executive officer, other executive officers and selected senior executive officers.

•	Evaluate and recommend to the Board for its approval severance arrangements and employment contracts for executive officers and selected senior executives.

•	Review and discuss with management the Corporation’s Compensation Discussion and Analysis for inclusion in the Corporation’s annual proxy statement.

•	During the period of the Corporation’s participation in the U.S. Treasury Department Trouble Asset Relief Program Capital Purchase Program, take necessary actions to comply with any applicable laws, rules and regulations related to the Capital Purchase Program, including, without limitation, a risk assessment of the Corporation’s compensation arrangements and the inclusion of a certification of that assessment in the Compensation Discussion and Analysis in the Corporation’s annual proxy statement.

•	Periodically review the operation of the Corporation’s overall compensation program for key employees and evaluate its effectiveness in promoting stockholder value and corporate objectives.

The Committee has the sole authority to engage outside consultants to assist it in determining appropriate compensation levels for the chief executive officer, other executive officers, and selected senior executives and to set fees and retention arrangements for such consultants. The Committee has full access to any relevant records of the Corporation and may request any employee of the Corporation or other person to meet with the Committee or its consultants.

The current members of this Committee are Sharee Ann Umpierre-Catinchi, appointed Chairperson since August 2006, José Teixidor-Méndez and Jorge Díaz-Irizarry. The Compensation and Benefits Committee met a total of five (5) times during fiscal year 2008.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee charter provides that the Committee shall be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC and the Corporation’s Independence Principles for Directors. The responsibilities and duties of the Committee include, among others, the following:

•	Annually review and make any appropriate recommendations to the Board for further developments and modifications to the corporate governance principles applicable to the Corporation.

•	Develop and recommend to the Board the criteria for Board membership.

•	Identify, screen and review individuals qualified to serve as directors, consistent with qualifications or criteria approved by the Board (including evaluation of incumbent directors for potential re-nomination); and recommend to the Board candidates for: (i) nomination for election or re-election by the shareholders; and (ii) any Board vacancies that are to be filled by the Board.

•	Review annually the relationships between directors, the Corporation and members of management and recommend to the Board whether each director qualifies as “independent” based on the criteria for determining independence identified by the NYSE, the SEC and the Corporation’s Independence Principles for Directors.

•	As vacancies or new positions occur, recommend to the Board the appointment of members to the standing committees and the committee chairs and review annually the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

•	Recommend to the Board on an annual basis, or as vacancies occur, one member of the Board to serve as Chairperson (who also may be the Chief Executive Officer).

•	Evaluate and advise the Board whether the service by a director on the board of another company or a not-for-profit organization might impede the director’s ability to fulfill his or hers responsibilities to the Corporation.

•	Have sole authority to retain and terminate outside consultants or search firms to advice the Committee regarding the identification and review of board candidates, including sole authority to approve such consultant’s or search firm’s fees, and other retention terms.

•	Review annually the Corporation’s Insider Trading Policy to ensure continued compliance with applicable legal standards and corporate best practices. In connection with its annual review of the Insider Trading Policy, the Committee shall also review the list of executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the list of affiliates subject to the trading windows contained in the Policy.

•	Develop, with the assistance of management, programs for director orientation and continuing director education.

•	Direct and oversee the Corporation’s executive succession plan, including succession planning for all executive officer positions and interim succession for the chief executive officer in the event of an unexpected occurrence.

•	Provide oversight of the Corporation’s policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions.

•	Consistent with the foregoing, take such actions as it deems necessary to encourage continuous improvement of, and foster adherence to, the Corporation’s corporate governance policies, procedures and practices at all levels and perform other corporate governance oversight functions as requested by the Board.

During 2007, the Corporate Governance and Nominating Committee retained Caliper for the development of a corporate succession plan to identify and prepare certain selected employees to benefit from mentoring, training, and job rotation, in order to eventually replace key executives of the Corporation in an unforeseen event or due to other specific circumstances. The succession plan encompasses the development of the set of skills necessary for each executive management position which shall assist the senior executives in periodically reviewing those in the next lower levels to determine their progress for the targeted executive management position.

Identifying and Evaluating Nominees for Directors

The Board’s Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board qualified candidates for Board membership, based primarily on the following criteria:

•	Judgment, character, integrity, expertise, skills and knowledge useful to the oversight of the Corporation’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Corporation.

The Committee gives appropriate consideration to candidates for Board membership nominated by stockholders and evaluates such candidates in the same manner as candidates identified by the Committee. The Committee may use outside consultants to assist in identifying candidates. Members of the Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board.

The Committee is also be responsible for initially assessing whether a candidate would be an “independent” director under the requirements for independence established in the Corporation’s “Independence Principles for Directors of First BanCorp” and applicable rules and regulations (an “Independent Director”). The Board, taking into consideration the recommendations of the Committee, is responsible for selecting the nominees for election to the Board by the stockholders and for appointing directors to the Board to fill vacancies, with primary emphasis on the criteria set forth above. The Board, taking into consideration the assessment of the Committee, also makes a determination as to whether a nominee or appointee would be an Independent Director.

The current members of this committee are José Luis Ferrer-Canals, Chairman since February 2006, José Menéndez-Cortada, and Frank Kolodziej. The Corporate Governance and Nominating Committee met a total of four (4) times during fiscal year 2008.

Asset/Liability Committee

On May 27, 2008, the Board revised the Corporation’s committee structure and resolved to segregate the Asset/Liability Risk Committee’s responsibilities into two separate committees; the Credit Committee and the Asset/Liability Committee. The Asset/Liability Committee’s charter provides that the Committee shall be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC, and the Corporation’s Independence Principles for Directors, and shall also include the Corporation’s Chief Executive Officer, Chief Operating Officer, Treasurer and Chief Risk Officer. Under the terms of its charter, the Asset/Liability Committee assists the Board in its oversight of the Corporation’s policies and procedures related to asset and liability management, (i) funds management, (ii) investment management, (iii) liquidity, (iv) interest rate risk management, (v) capital adequacy, and (vi) the use of derivatives (the “ALM”). In doing so, the committee’s primary functions involve:

•	The establishment of a process to enable the identification, assessment and management of risks that could affect the Corporation’s ALM;

•	The identification of the Corporation’s risk tolerance levels for yield maximization related to its ALM;

•	The evaluation of the adequacy and effectiveness of the Corporation’s risk management process related to the Corporation’s ALM, including management’s role in that process; and

•	The evaluation of the Corporation’s compliance with its risk management process related to the Corporation’s ALM.

The current members of this committee are, José Rodríguez-Perelló appointed Chairman in May 2008, Luis Beauchamp, Aurelio Alemán, José Menéndez-Cortada, José Teixidor-Méndez, Héctor M. Nevares and Jorge Díaz-Irizarry. The Asset/Liability Committee met a total of five (5) times during fiscal year 2008.

Credit Committee

The Credit Committee’s charter provides that the Committee shall be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC and the Corporation’s Independence Principles for Directors, and shall also include the Corporation’s Chief Executive Officer, Chief Operating Officer, Chief Lending Officer and Corporate Wholesale.Banking Executive. Under the terms of its charter, the Credit Committee assists the Board in its oversight of the Corporation’s policies and procedures related to all matters of the Corporation’s lending function, hereafter “Credit Management.” In doing so, the Committee’s primary functions involve:

•	The establishment of a process to enable the identification, assessment and management of risks that could affect the Corporation’s Credit Management;

•	The identification of the Corporation’s risk tolerance levels related to its Credit Management;

•	The evaluation of the adequacy and effectiveness of the Corporation’s risk management process related to the Corporation’s Credit Management, including management’s role in that process;

•	The evaluation of the Corporation’s compliance with its risk management process related to the Corporation’s Credit Management; and

•	The approval of loans as required by the lending authorities approved by the Board.

The current members of this Committee are Jorge Díaz-Irizarry, Chairman since May 2008, Luis Beauchamp, Aurelio Alemán, José Menéndez-Cortada, José Teixidor-Méndez, Héctor M. Nevares and José Rodríguez-Perelló. The Credit Committee met a total of twenty-two (22) times during fiscal year 2008.

The Board, with the assistance of the Asset/Liability Committee, the Credit Committee, and the Audit Committee of the Corporation, oversees the Corporation’s overall risk management process. Accordingly, certain risk assessment and management responsibilities are handled by either the Asset/Liability Committee, the Audit Committee or the Credit Committee as detailed in their respective Committee charters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Corporation reviews all transactions and relationships in which the Corporation and any of its directors, director nominees, executive officers, security holders who are known to the Corporation to own of record or beneficially more than five percent of any class of the Corporation’s voting securities and any immediate family member of any of the foregoing persons are participants to determine whether such persons have a direct or indirect material interest. In addition, the Corporation’s Corporate Governance Guidelines and Principles and Code of Ethics for Senior Financial Officers require our directors, executive officers and principal financial officers to report to the Board or the Audit Committee any situation that could be perceived as a conflict of interest. In addition, applicable law and regulations require that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. Pursuant to Regulation O of the Federal Reserve Board any extension of credit to an executive officer, director, or principal shareholder, and includes any related interest of such a person (together an “Insider”), when aggregated with all other loans or lines of credit to that Insider or his or her related interest: (a) exceeds 5% of the bank’s capital and unimpaired surplus or $25,000, whichever is greater, or (b) exceeds (in any case) $500,000, must be approved in advance by the majority of the entire Board, excluding the interested party.

During 2007, the Board adopted a Related Person Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related persons which includes a director, a director nominee, an executive officer of the Corporation, a security holder who is known to the Corporation to own of record or beneficially more than five percent of any class of the Corporation’s voting securities, and an immediate family member of any of the foregoing (together the “Related Person”). The policy is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, appropriate approval or rejection, oversight and public disclosure of them.

For purposes of the Policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Corporation participates (whether or not the Corporation is a party), the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. A Related Person’s interest in a transaction or arrangement is presumed material to such person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature. A transaction in which any subsidiary of the Corporation or any other company controlled by the Corporation participates shall be considered a transaction in which the Corporation participates.

Examples of related person transactions generally include sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and the borrowing and lending of funds, as well as guarantees of loans or other undertakings and the employment by the Corporation of an immediate family member of a Related Person or a change in the terms or conditions of employment of such an individual that is material to such individual. However, the policy contains a list of categories of transactions that will not be considered related person transactions for purposes of the Policy given their nature, size and/or degree of significance to the Corporation, and therefore, need not be brought to the Audit Committee for their review and approval.

Any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose that intention and all material facts with respect to such transaction to the General Counsel, and any officer or employee of the Corporation who intends to cause the Corporation to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the General Counsel. The General Counsel, will be responsible for determining whether a transaction may meet the requirements of a related person transaction requiring review under the Related Transaction Policy and upon such determination shall report the material facts respecting the transaction and the Related Person’s interest in such transaction to the Audit Committee for their review and approval or ratification. Any related party transaction in which the General Counsel has a direct or indirect interest in, will be evaluated directly by the Audit Committee.

If a member of the Audit Committee has an interest in a related person transaction and, after such committee member excusing himself or herself from consideration of the transaction would reduce the number of Audit Committee members available to review and approve the transaction to less than two members, the transaction shall instead be reviewed by an ad hoc committee of at least two independent directors designated by the Board. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions or categories of related person transactions where the Audit Committee determines that such action is warranted.

Annually, the Audit Committee shall review any previously approved or ratified related person transaction that is continuing (unless the amount involved in the uncompleted portion of the transaction is less than $120,000) and determine, based on the then existing facts and circumstances, including the Corporation’s existing contractual or other obligations, if it is in the best interests of the Corporation to continue, modify or terminate the transaction.

The Audit Committee has the authority to (i) determine categories of related person transactions that are immaterial and not required to be individually reported to, reviewed by, and/or approved or ratified by the Audit Committee and (ii) approve in advance categories of related person transactions that need not be individually reported to, reviewed by, and/or approved or ratified by the Audit Committee but may instead be reported to and reviewed by the Audit Committee collectively on a periodic basis, which shall be at least annually, and shall not require ratification by the Audit Committee. The Audit Committee shall notify the Board on a quarterly basis of all related person transactions approved or ratified by the Audit Committee.

In connection with approving or ratifying a related person transaction, the Audit Committee (or its delegate) shall, in its judgment, consider in light of the relevant facts and circumstances whether or not the transaction is in, or not inconsistent with, the best interests of the Corporation, including consideration of the following factors to the extent pertinent:

•	the position or relationship of the Related Person with the Corporation;

•	the materiality of the transaction to the Related Person and the Corporation, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Corporation for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Corporation offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Corporation’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Corporation’s business and operations, including on the Corporation’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

During fiscal year 2008, directors and officers and persons or entities related to such directors and officers were customers of and had transactions with the Corporation and/or its subsidiaries. All such transactions, except for the ones set forth below, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time they were made for comparable transactions with persons not related the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features:

•	Lawrence Odell, General Counsel of the Corporation since February 2006, is a partner at Martínez Odell & Calabria (the “Law Firm”). During 2006, the Corporation entered into a Services Agreement with the Law Firm effective as of February 15, 2006 and amended on February 24, 2006, which was approved by the Board, see Exhibits 10.4 and 10.5 of Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007, pursuant to which it agreed to pay the Law Firm $60,000 per month, except for the payment made in February 2006, which was for $30,000, as consideration for the services rendered to the Corporation by Lawrence Odell. The Services Agreement has a term of four years unless earlier terminated. The Corporation has also hired the Law Firm to be the corporate and regulatory counsel to it and FirstBank. In 2008, the Corporation paid $1,461,720 to the Law Firm for its legal services and $720,000 to the Law Firm in accordance with the terms of the Services Agreement.

•	During 2007, the Corporation entered into a loan agreement with an immediate family member of director Fernando Rodríguez-Amaro. The loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time it was made for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features. However, recently, the Corporation classified this loan in non-accruing status because of concerns about the financial condition of the borrower.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, except that (1) director Jorge Diaz-Irizarry filed a late Form 4 to report one transaction relating to the acquisition of shares of common stock and (2) director Héctor M. Nevares filed two late Form 4s reporting seven transactions relating to the acquisition and sale of shares of the Corporation’s preferred stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation’s Compensation and Benefits Committee during fiscal year 2008 consisted of directors Sharee Ann Umpierre-Catinchi, appointed Chairperson since August 2006, José Teixidor-Méndez, and Jorge L. Díaz-Irizarry. No Executive Officer of the Corporation serves on any board of directors or compensation committee of any entity whose board members or management serves on the Corporation’s Board or on the Corporation’s Compensation and Benefits Committee. Other than disclosed in the Certain Relationships and Related Transactions and Director Independence sections of this Proxy Statement, none of the members of the Compensation and Benefits Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC Regulation S-K.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

There are no legal proceedings to which any director, officer or principal stockholder, or any affiliate thereof, is a party adverse to the Corporation or has a material interest adverse to the Corporation.

COMPENSATION OF DIRECTORS

Non-management directors of the Corporation receive an annual retainer and compensation for attending meetings of the Board but not for attending meetings of the Board of Directors of the Bank when such meetings are held on the same day on which a Board meeting of the Corporation is held. Directors who are also officers of the Corporation, of FirstBank or of any other subsidiary do not receive fees or other compensation for service on the Board, the Board of Directors of FirstBank, the Board of Directors of any other subsidiary or any of their committees. Accordingly, Luis M. Beauchamp and Aurelio Alemán are not included in the table set forth below because they were employees during 2008 and, therefore, received no compensation for their services as a director.

In 2007, the Compensation and Benefits Committee retained Mercer, an outside compensation consultant, to provide services as compensation consultants. Mercer performed a director compensation review to assess the competitiveness of the Corporation’s Board compensation strategy for its non-management directors and provided recommendations in terms of structure and magnitude of compensation. As a result, on January 23, 2008, the Board approved a new compensation structure for non-management directors of the Corporation, which became effective February 1, 2008. Under the terms of the new structure, each director receives an annual retainer of $30,000, the Chair of the Audit Committee receives an additional annual retainer of $25,000 and the Lead Independent Director receives an additional annual retainer of $20,000. The retainers are payable in cash on a monthly basis over a twelve-month period. The directors will also receive an annual equity award of $35,000 payable in the form of restricted stock full value shares. In addition, all meeting fees were reduced to $1,000 for each Board or Committee meeting attended, which is also payable in cash. On December 1, 2008 the annual equity award was granted under the terms and provisions of the First BanCorp 2008 Omnibus Incentive Plan, which was approved by the stockholders of the Corporation at the 2008 Annual Meeting of Stockholders, and pursuant to the provisions of the Corporation’s Policy Regarding the Granting of Equity-Based Compensation Awards approved by the Board in October 2008.

Before February 1, 2008, the following was the fee structure with respect to non-management director compensation:

•	Board Meeting Fees — each non-management director received $1,750 for each meeting attended.

•	Fees for meetings of Compensation and Benefits Committee, Corporate Governance and Nominating Committee, and Asset/Liability Risk Committee — each non-management director received $1,200 for each meeting attended.

•	Fees for meetings of Audit Committee — each non-management director received $1,500 for each meeting attended.

The Corporation reimburses Board members for travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board and committee meetings or performing other services for the Corporation in their capacities as directors.

The Compensation and Benefits Committee will periodically review market data in order to determine the appropriate level of compensation for maintaining a competitive director compensation structure necessary to attract qualified candidates for board service.

The following table sets forth all the compensation that the Corporation paid to non-management directors during fiscal year 2008:

					Change in Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(a)	($)	($)	($)	($)(b)	($)

José Teixidor-Méndez	74,650	972	—	—	—	239	75,861
Jorge Díaz-Irizarry	74,650	972	—	—	—	239	75,861
José Ferrer-Canals	69,750	972	—	—	—	239	70,961
Sharee Ann Umpierre-Catinchi	51,450	972	—	—	—	239	52,661
José Menéndez-Cortada	98,983	972	—	—	—	239	100,194
Fernando Rodríguez-Amaro	87,667	972	—	—	—	239	88,878
Héctor M. Nevares-La Costa	83,950	972	—	—	—	239	85,161
Frank Kolodziej-Castro	48,250	972	—	—	—	239	49,461
José Rodríguez-Perelló	72,450	972	—	—	—	239	73,661

(a)	On December 1, 2008, the Corporation granted to each non-management director 4,027 shares of restricted stock with a fair value of $8.69 per share under the First BanCorp 2008 Omnibus Incentive Plan. The restrictions on such restricted stock award lapse ratably on an annual basis over a three-year period commencing on December 1, 2009. The amounts in this column reflects the dollar amounts recognized for financial reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”). The total unrecognized compensation cost related to the non-vested restricted stocks was $306,250 as of December 31, 2008 and is expected to be recognized over the next 2.9 years. The assumptions made when calculating the amounts in this column are found in Note 20 of the Consolidated Financial Statements of the Corporation on Form 10-K for 2008.

(b)	Represents life insurance policy premium paid by the Corporation on behalf of non-management directors.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of the Corporation’s executive compensation program, the process for determining executive officer compensation, and the elements of the compensation for the Corporation’s President and Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the next three highest paid executive officers of the Corporation (together the “Named Executives”).

The executive compensation program is administered by the Compensation and Benefits Committee (the “Compensation Committee”). The Compensation Committee reviews and recommends to the Board the annual goals and objectives relevant to the CEO and evaluates and recommends to the Board the base salaries, short-term annual incentives and long-term equity incentive awards for the CEO, executive vice presidents and other selected executives of the Corporation.

During 2007, the Compensation Committee retained Mercer, an outside compensation consultant, to provide services as compensation consultants. Mercer performed an executive compensation review which included a market competitiveness study and a pay for performance assessment, and assisted the Compensation Committee in developing a new compensation program for the Corporation’s management.

As a result of the assessment, the Board approved on March 13, 2008 a new executive compensation structure designed to tie compensation to annual and long-term corporate-wide, business unit and individual performance goals through a set of specific performance metrics that vary by participant and by award. This program, which was previously disclosed in the Corporation’s Proxy Statement for the 2008 annual meeting of stockholders, became effective for the 2008 performance period. As part of its review, Mercer analyzed pay levels as well as financial performance of a peer group of banks. The peer group is made up of the following companies Popular Inc., Commerce BanCorp Inc./NJ, Colonial Bancgroup, Astoria Financial Corp, Associated Ban-Corp, W Holding Co Inc., First Citizens Bancgroup, Fulton Financial Corp., City national Corp., TCF Financial Corp., Doral Financial Corp., Valley National BanCorp, Bancorpsouth Inc., and Santander BanCorp. As an additional point of reference, Mercer reviewed pay data from surveys. Mercer utilized their own survey as well as other surveys sponsored by Watson Wyatt Data Services.

Based on the competitive compensation analysis, the Compensation Committee’s compensation consultant provided the Compensation Committee and senior management with their views and recommendations. The analysis provided the Compensation Committee with compensation data for the President and CEO, the CFO, the Chief Operating Officer (“COO”), and to the extent available, any positions equivalent to the direct reports of the President.

Executive Compensation Policy

The Corporation designed an executive compensation structure under the new compensation philosophy designed to help attract, motivate, reward and retain highly qualified executives, and will fairly reflect, in the judgment of the Compensation Committee, the Corporation’s performance, and the responsibilities and personal performance of the individual executives. To support those goals, the Corporation provides its Named Executives with a competitive base salary, a short-term annual incentive, a long-term equity incentive and other fringe benefits. The short-term annual incentive and the long-term equity incentive, which are the variable components of the compensation, are based on specific performance metrics that vary by participant.

Pay for Performance

The compensation structure reflects the belief that executive compensation must, to a large extent, be at risk where the amount earned depends on achieving rigorous corporate, business unit and individual performance objectives designed to enhance stockholder value. Actual incentive payouts will be larger if superior target performance is achieved and smaller if target performance is not achieved.

Market Competitiveness

The Corporation targets total compensation, including base salaries, annual target incentive opportunities, and long-term target incentive opportunities including equity-based incentives, at the 75th percentile of compensation paid by similarly-sized companies. We believe targeting the 75th percentile is appropriate given the degree of difficulty in achieving our performance targets and the challenges of attracting and retaining talent. While the philosophy is to set total compensation for executives at the 75th percentile of compensation paid by a peer group of banks, the Corporation will also assesses competitive or recruiting pressures in the market for executive talent. These pressures potentially may threaten the ability to retain key executives. The Board will exercise its discretion in adjusting compensation targets as necessary and appropriate to address these risks.

Compensation Review Process

The Compensation Committee typically reviews and recommends to the Board the base salaries, short-term incentive awards and long-term incentive awards of the CEO and other selected senior executives in the first quarter of each year with respect to performance results for the preceding year. The Corporation’s President and CEO, following the compensation structure approved by the Board, makes recommendations concerning the amount of compensation to be awarded to executive officers, excluding himself. The CEO does not participate in the

Compensation Committee’s deliberations or decisions. The Compensation Committee reviews and considers his recommendations and makes a final determination. In making its determinations, the Compensation Committee reviews the Corporation’s performance as a whole and the performance of the executives as it relates to the accomplishment of the goals and objectives set forth for management for the year, together with any such goals that have been established for the relevant lines of business of the Corporation.

Elements of Executive Compensation

The Corporation’s executive compensation program consists of the following components:

•	Base salary

•	Short-term annual incentives

•	Long-term equity incentives

•	Other compensation

Each element of the new compensation structure is intended to support and promote the following results and behavior:

Base Salary

Base salary is the basic element of direct cash compensation, designed to reward individual performance and level of experience. In setting the base salary, the Board takes into consideration the experience, skills, knowledge and responsibilities required of the Named Executives in their roles, the individual’s achievement of pre-determined goals and objectives, the Corporation’s performance and marketplace salary data to help ensure that base salaries of the Corporation’s Named Executives are within competitive practices relative to the base salaries of named executive officers in peer group companies. The Board seeks to maintain base salaries that are competitive with the marketplace, to allow it to attract and retain executive talent.

Considering economic conditions and the performance of the Corporation during 2008, the base salaries of the CEO and the other Named Executives were not increased during 2008. The salaries of the CEO, COO and Wholesale Banking Executive have not been increased since 2005 and the salaries of the CFO and General Counsel have not been adjusted since 2006 when they became employees of the Corporation.

Short-Term Annual Incentive

Generally, the annual short-term annual incentive element of the Corporation’s executive compensation program is designed to provide cash bonuses to executive officers who generate strong corporate financial performance and, therefore, seeks to link the payment of cash bonuses to the achievement of key strategic, operational and financial performance objectives. Other criteria, beside financial performance, may include objectives and goals that may not involve actions that specifically and directly relate to financial matters, but the resolutions of which would necessarily protect the financial soundness of the Corporation. The short-term annual incentive provides variable pay opportunities for short-term performance designed to reward the Named Executives based on corporate and individual performance and operational results of business units. The Board approved for 2008 a short-term annual incentive program for the Named Executives that provides for cash bonus payments based on the following performance metrics: Financial Measure, Risk Management, and Business Unit and Strategic Goals. The weights of the measures established for 2008 vary depending on the executive’s positions as follows:

	Named Executives
				General	Wholesale
Performance Metrics	CEO	COO	CFO	Counsel	Banking

Financial Measure	50%	40%	40%	40%	40%
Risk Management	20%	20%	40%	40%	20%
Individual Business Unit and Strategic Goals	30%	40%	20%	20%	40%

	100%	100%	100%	100%	100%

The short-term annual incentive metrics are established for three different possible payout levels (target, threshold and maximum) and may constitute a combination thereof depending on the achievement of the performance metrics. If the performance measure established by the Board for each performance metric is fully met, the target payout amount would be met. The target payout amount is calculated as a percentage of the Named Executives’ base salary, which for 2008 was 100% for the CEO, and range from 65% to 100% for the other Named Executives. Performance below the levels established by the Board but equal to or above 80% of the target performance will result in a threshold performance with a payout amount ranging from 50% to 99.99% of target. The threshold amount is the lowest amount potentially payable; therefore, performance below threshold will result in no pay-out amount. Performance above the levels established by the Board will result in a maximum performance pay-out amount of up to 200% of target at 120% of targeted performance. This short-term annual incentive provides the opportunity to the Named Executives to receive a cash award ranging from 0% to 200% of his/her base salary based on the achievement of the above-mentioned criteria as summarized in the following table:

Performance	Payout

less than 80% of target performance	no payout
at 80% of target performance	50% of target payout (minimum payout)
at 100% of target performance	100% of target payout
at 120% of target performance	200% of target payout (maximum payout)

We use straight-line interpolation to calculate payout values between minimum, target, and maximum levels. This means that we determine actual payouts by formula and that payouts are directly proportional to actual performance.

In January 2009, management provided the Compensation Committee with an assessment of the short-term annual incentives as scored against the pre-set performance objectives approved by the Board at the beginning of 2008. Scoring ranges from 50% for threshold performance to 200% for maximum performance, in each case measured on a scale centered around the target performance level as discussed above. The Compensation Committee reviewed actual performance relative to the pre-set goals and, in doing so, determined the amount of the final award payment.

Financial Measure Performance Metric

The Financial Measure for 2008 was after tax net income of $123.7 million, adjusted for certain extraordinary and unusual items. As a result of the worsening economic conditions throughout 2008, adjusted net income fell below this target but within the threshold performance level, achieving 87% of the targeted performance. This target measure applied to all Named Executives. Potential and actual awards to the Named Executives are summarized on the following table.

	Named Executives
				General	Wholesale
Performance Metrics	CEO	COO	CFO	Counsel	Banking

Financial Measure
Threshold	98,933	98,933	98,933	98,933	98,933
Target	123,666	123,666	123,666	123,666	123,666
Maximum	148,399	148,399	148,399	148,399	148,399
Actual	107,920	107,920	107,920	107,920	107,920
Payout ratio as a percentage of target	87%	87%	87%	87%	87%

Risk Management Performance Metric

The risk management measures for 2008 were divided into corporate-wide performance objectives and certain risk factors corresponding to each individual business unit. The corporate-wide objectives related to the results of regulatory and internal audits and the individual business unit objectives related to the results of individual business unit internal audits, remediation of prior year deficiencies in internal control and two asset quality metrics. The targeted performance established for 2008 with respect to the asset quality metrics depended upon the responsibilities of the Named Executives. The Corporation achieved the target levels for the corporate-wide and certain individual business unit performance objectives. However, the positive performance of the corporate-wide and individual business unit objectives was slightly offset by the threshold level of performance on the asset quality metrics established for the year for each of the Named Executives.

Business Unit and Strategic Goals Performance Metric

The business units and strategic goals measures included loans and deposit growth targets, as applicable to the respective business unit, and progress toward various business and strategic initiatives. The total loan growth and deposit growth targets vary depending on the Named Executive’s respective responsibilities and did not apply to the CFO and General Counsel. The loan and deposit growth performance objectives were exceeded for 2008 with actual total loans of $13.1 billion as compared to the target of $12.5 billion and actual total deposits, excluding brokered certificates of deposit, of $4.6 billion as compared to the target of $4.1 billion. In addition, the Named Executives met or exceeded the qualitative objectives with respect to a majority of the strategic initiatives.

Also, as part of the business unit and strategic goals measures, the Compensation Committee considered individual performance. For each individual performance factor, the Compensation Committee is provided with a qualitative assessment by the CEO of the individual contribution of each Named Executive (other than himself) to the Corporation’s performance, with each officer receiving a performance rating on a scale generally ranging from 0% to 120%. The Compensation Committee itself assigned the CEO’s individual performance rating, which also could have ranged from 0% to 120%, based on its assessment of his contribution to the Corporation’s performance.

The final bonus amounts awarded for 2008 fell slightly below the target levels at target payouts for the Named Executives ranging from 84% to 99% of the Named Executive’ target payout; the bonus amounts are set forth in the Summary Compensation table under the “Non-Equity Incentive Plan Compensation” column for 2008.

Long-Term Equity Incentive

The long-term equity incentive executive compensation structure approved by the Board at the beginning of 2008 provides a variable pay opportunity for long-term performance through a combination of restricted stock and stock option grants designed to reward overall corporate performance. The award is intended to align the interest of the Named Executive directly to the interest of the stockholder and is an important retention tool for the Corporation. The compensation structure approved for 2008 considered long-term incentive award values allocated as follows: 50% in stock options and 50% in performance-accelerated restricted stock. Based on the compensation structure approved, stock option grants could have been awarded based on overall individual performance and the performance-accelerated restricted stock could have been awarded if a minimum of 80% of the respective year’s after tax adjusted net income target is achieved. No grant of performance-accelerated restricted shares can be awarded in the event that the performance target is not met. Stock options (i) will vest ratably over a four year period from the date of grant; (ii) will have a term of ten years; and (iii) will have an exercise price equal to the closing price of the Corporation’s common shares on the date of the grant. The performance-accelerated restricted shares will begin to vest ratably over a four-year period three years after the performance-accelerated restricted shares have been awarded, for a total vesting period of 7 years. However, the performance-accelerated restricted shares will vest at the end of year three if a target measure is achieved. In this regard, a target measure will be reached by achieving, during a three-year period, a 10% increase per year in adjusted earnings per share. The adjusted earnings per share will be calculated excluding certain extraordinary and unusual items. This long-term annual incentive provides the opportunity to the Named Executives to receive an award ranging from 0% to 200% in the case of the CEO’s base salary and from 0% to 100% in the case of the other Named Executives base pay based on the above mentioned criteria. The long-term equity incentive awards may be granted pursuant to First BanCorp’s 2008 Omnibus Incentive Plan (the “ Omnibus Plan”) approved by stockholders on April 29, 2008 at the 2008 annual meeting of stockholder.

Given the importance to the Board, the Corporation’s investors and others of maintaining the integrity of the Corporation’s equity-based award process, the Board of the Corporation has approved and adopted a policy to promote the consistent and efficient administration of equity-based grants to the Corporation’s directors, officers, and employees pursuant to the Corporation’s equity-based compensation structure as approved by the Board. This policy shall apply to the grant of all forms of equity-based awards permitted to be granted pursuant the Omnibus Plan and any other plan that may be adopted from time to time by the Corporation.

It is the policy of the Compensation Committee that all equity-based awards will be made in strict compliance with the Omnibus Plan, the terms of each award approved by the Board upon receiving the relevant recommendations of the Compensation Committee, and all applicable laws and regulations. Further, it is the policy of the Corporation that neither the Board nor any member of the Corporation’s management shall change the date of an award to a date other than the date of the grant, or give an award with a date that is not the date of the grant, in each case, as defined for accounting purposes, nor in any manner approve any equity grant, or manipulate the timing of the public release of material information or of the grant date of any equity award with the intent of benefiting a grantee of an equity award. In furtherance of this policy, the Compensation Committee has adopted specific practices with respect to grant approval, grant date for annual, new hire, promotion and retention grants and timing of public announcements.

The executive officers, having met the performance metrics established for the award of long-term equity incentives, were entitled to awards thereunder which in the aggregate would have cost the Corporation approximately $4.4 million. Notwithstanding the foregoing, considering worsening economic conditions which affected the performance of the Corporation, senior management of the Corporation recommended to the Compensation Committee that it forego the granting of any benefits under the long-term equity incentive plan. The Compensation Committee accepted senior management’s recommendation in this regard. As a result, Named Executives total compensation decreased when compared to the previous year, with the CEO’s total compensation decreasing by 29% and the other Named Executives compensation decreasing by between 15% and 19%.

Other Compensation

The use of personal benefits and perquisites as an element of compensation in the Corporation’s 2008 executive compensation program is extremely limited. The Named Executives are provided with a corporate-owned automobile, club memberships and a life insurance policy of $1,000,000 ($500,000 in excess of other employees) like other employees, the Named Executives participate in the 1165(e) plan (including Corporation’s match) and group medical and dental plans and receive long-term and short-term disability, health care, and group life insurance benefits. In addition, the CEO is provided with personal security solely for business purposes.

Effect of the Emergency Economic Stabilization Act of 2008

On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced a program under the Emergency Economic Stabilization Act of 2008 (“EESA”) under which the Treasury has purchased preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”). The Corporation participated in the Capital Purchase Program in 2009 by selling preferred stock and a warrant to purchase common stock of the Corporation to the Treasury. As a result, we became subject to certain executive compensation restrictions under EESA, Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those restrictions apply to what the Treasury refers to as our Senior Executive Officers (SEOs), which are the Named Executives. Those restrictions relate to:

•	Prohibition on compensation that provides an incentive to take unnecessary and excessive risks. EESA prohibits the Corporation from providing incentive compensation arrangements that encourages the SEOs to take unnecessary and excessive risks that threaten the value of the Corproation.

•	Risk Avoidance Analysis. The Treasury regulations require the Compensation Committee to review SEO incentive compensation arrangements with the Corporation’s senior risk officers to ensure that SEOs are not encouraged to take unnecessary and excessive risks. The regulations also require the Compensation Committee to meet at least annually with the Corporation’s senior risk officers to discuss and review the relationship between the Corporation’s risk management policies and practices and the SEO incentive compensation arrangements.

•	Clawback. EESA requires the Corporation to recover any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria that prove to be materially inaccurate.

•	Golden Parachutes. EESA limits the amounts that can be paid under change in control and similar agreements that provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has contractually agreed to abide by the limits imposed by EESA for so long as Treasury holds an equity interest in the Corporation.

•	Limit on tax deduction. EESA amended the Internal Revenue Code by adding 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit for SEO.

•	Binding SEO agreements. Prior to selling the preferred stock to the Treasury, each of the Corporation’s SEOs executed an agreement that reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of the Corporation’s equity securities.

Effect of the America Reinvestment and Recovery Act of 2009

On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to the Corporation. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so, it continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. ARRA implements many, but not all, of the restrictions in the Treasury Guidelines and in several instances goes beyond them.

Some key features of the new executive compensation restrictions in ARRA are described below:

•	ARRA prohibits cash bonuses and similar payments to top employees. ARRA prohibits the accrual and payment of any “bonus, retention award, or incentive compensation” to SEO and the next 10 most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.”

•	Limited amount of restricted stock excluded from bonus prohibition. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent (i) the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, (ii) the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and (iii) any other conditions that the Treasury may specify have been met.

•	Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement. ARRA directs the SEC to adopt regulations within 1 year to implement this requirement. Although ARRA is not clear, the Corporations has included a say-on-pay non-binding proposal in this Proxy Statement.

•	Stricter restrictions on “golden parachute” payments. EESA generally limited “golden parachute” payments to senior executives to three times the executives’ base compensation. ARRA prohibits any golden parachute payment to a SEO or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding. A “golden parachute” payment is defined as any payment made upon departure from the institution for any reason, except for payments for services performed or benefits accrued.

•	Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a SEO on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the SEO.

•	Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

•	Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee composed of at least three independent directors and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

•	New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Corporation’s annual filings with the SEC.

•	Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•	Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the SEO and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP participant and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

•	$500,000 annual deduction limit. Like EESA, ARRA prohibits CPP participants from deducting annual compensation paid to SEO in excess of $500,000.

•	No excessive risks. Like EESA, ARRA requires the Treasury to implement limits on compensation that exclude incentives for SEOs of a CPP-participating company to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. The Treasury implemented this directive under EESA by requiring periodic compensation committee review and certification of the risk characteristics of a company’s incentive compensation arrangements. ARRA requires that the compensation committee perform such a review at least semi-annually.

Guidelines and/or regulations under the ARRA have not yet been issued. As a result, the Compensation Committee will continue to assess what actions may be necessary in response to these limitations in order to ensure that the executive compensation program will continue to fulfill its philosophy and objectives.

Risk Avoidance Analysis

The Corporation’s incentive compensation arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the financial institution in part because:

•	The Corporation periodically assesses the competitiveness of its executive compensation structure through internal research and external studies conducted by independent compensation consultants taking into consideration survey and proxy data.

•	The compensation structure is based on a pay for performance methodology. The compensation depends on the Corporation, business unit and individual achieving performance objectives designed to enhance stockholder value. Actual incentive payouts are larger if superior target performance is achieved and smaller if target performance is not achieved.

•	The compensation structure has a balance between performance objectives and risk management measures to prevent the taking of excessive risks.

•	The Corporation’s risk management structure, including policies and procedures, provides the mechanism to assist in attempting to anticipate, and to identify, measure, monitor and control risks faced by the Corporation. The adequacy of the internal controls and risk management structure are continuously evaluated by internal and external examiners.

•	The cash incentive plan imposes a specific target dollar maximum amount payed to each SEO. The equity incentive plan imposes grant limits that apply on an individual basis.

•	Equity incentive plan by itself provides for downside leverage if the stock does not perform well.

•	Shares granted under the stock award program vest ratably over a 4-year period following year 3 for a total vesting period of 7 years. Vesting acceleration provisions impose target performance goals tied to the earning per share that needs to be met.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement on Schedule 14A for the 2009 Annual Meeting of stockholders.

The Compensation and Benefits Committee certifies that it has reviewed with the Corporation’s senior risk officers the incentive compensation arrangements with the executive officers of the Corporation (each of whom is a “senior executive officer” for purposes of Section 111(b)(3) of the EESA) and has made reasonable efforts to ensure that such arrangements do not encourage the executive officers of the Corporation to take unnecessary and excessive risks that threaten the value of the Corporation.

Sharee Ann Umpierre-Catinchi (Chairperson)
José Teixidor-Méndez
Jorge Díaz-Irizarry

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

SUMMARY COMPENSATION TABLE

The Summary Compensation Table set forth below discloses compensation for the Named Executives of the Corporation, FirstBank or its subsidiaries.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(a)	($)(b)	($)	($)(c)	($)(d)	($)	($)(e)	($)

Luis Beauchamp	2008	1,000,000	2,200	—	—	974,749	—	80,956	2,057,905
Chairman, President and	2007	1,000,000	977,200	—	857,500	—	—	77,724	2,912,424
Chief Executive Officer	2006	1,000,000	852,200	—	1,595,676	—	—	77,340	3,525,216
Aurelio Alemán	2008	750,000	2,200	—	—	748,952	—	20,319	1,521,471
Senior Executive Vice	2007	750,000	702,200	—	367,500	—	—	19,698	1,839,398
President and	2006	750,000	602,200	—	683,861	—	—	36,824	2,072,885
Chief Operating Officer
Fernando Scherrer(f)	2008	700,000	2,200	—	—	442,566	—	20,176	1,164,942
Executive Vice President and	2007	700,000	452,200	—	183,750	—	—	28,558	1,364,508
Chief Fiancial Officer	2006	290,769	602,200	—	288,000	—	—	22,180	1,203,149
Lawrence Odell(g)	2008	720,100	2,200	—	—	437,563	—	7,729	1,167,592
Executive Vice President,	2007	720,100	452,200	—	183,750	—	—	10,887	1,366,937
General Counsel and	2006	630,100	402,200	—	459,000	—	—	8,505	1,499,805
Secretary of the
Board of Directors
Randolfo Rivera	2008	550,000	2,200	—	—	393,338	—	21,650	967,188
Executive Vice President and	2007	550,000	452,200	—	183,750	—	—	15,150	1,201,100
Wholesale Banking Executive	2006	550,000	402,200	—	341,931	—	—	31,656	1,325,787

(a)	Includes regular base pay before deductions for years 2006, 2007 and 2008.

(b)	The column includes the Christmas bonus and discretionary performance bonus payments. The performance bonus payments for 2006 were granted during a meeting of the Compensation Committee held in January 2007, which were meant as compensation for performance of the Named Executives during fiscal year 2006. The performance bonus payments for 2007 were granted during a meeting of the Compensation Committee held in January 2008, which were meant as compensation for performance of the Named Executives during fiscal year 2007.

(c)	The amounts in this column reflect the dollar amounts recognized for financial reporting purposes in accordance with SFAS 123R. The assumptions made when calculating the amounts in this column for 2006 and 2007 are found in Note 20 of the Consolidated Financial Statements of the Corporation on Form 10-K for year 2008. No options were awarded during 2008.

(d)	The amounts in this column represent the payments made to Named Executives under a new compensation structure approved by the Board in March 2008 relating to the short-term annual incentive component of total executive compensation. The short-term annual incentive is determined as a percentage of base salary using metrics against which performance is measured. The details of the short-term annual incentive award structure are included in the Compensations Discussion and Analysis section of this Proxy Statement.

(e)	Set forth below is a breakdown of all other compensation (i.e., personal benefits):

		Company-	1165(e) Plan		Memberships &
Name and Principal		Owned Vehicles	Contribution	Security	Dues	Other	Total
Position	Year	($)	($)(a)	($)	($)	($)(b)	($)

Luis Beauchamp	2008	14,133	5,600	48,797	11,628	798	80,956
	2007	9,345	5,783	47,494	12,162	2,940	77,724
	2006	16,863	5,783	41,612	8,780	4,302	77,340
Aurelio Alemán	2008	10,374	5,600	—	3,547	798	20,319
	2007	7,835	5,523	—	3,400	2,940	19,698
	2006	16,192	5,600	—	9,530	5,502	36,824
Fernando Scherrer	2008	17,415			1,963	798	20,176
	2007	23,438	—		2,180	2,940	28,558
	2006	7,058	—	—	10,850	4,272	22,180
Lawrence Odell	2008	6,931				798	7,729
	2007	7,947	—	—	—	2,940	10,887
	2006	2,313	—	—	—	6,192	8,505
Randolfo Rivera	2008	11,478	5,600		3,774	798	21,650
	2007	8,130	—	—	4,080	2,940	15,150
	2006	16,736	5,600	—	6,080	3,240	31,656

(a)	Includes the Corporation’s pro-rata contribution to the executive’s participation in the Defined Contribution Retirement Plan.

(b)	Other compensation for the three fiscal years includes the amount of the life insurance policy premium paid by the Corporation in excess of the $500,000 life insurance policy available to all employees and for 2006 expenses incurred by the Corporation for family members who accompanied the executive to employer-sponsored activities.

(f)	Fernando Scherrer was hired in July 2006; his employment agreement stipulates a base salary of no less than $700,000 a year and a guaranteed bonus of $400,000 upon the first anniversary of his employment. In addition, Mr. Scherrer received a signing bonus of $200,000 which is included in the bonus section of the Summary Compensation Table for 2006 and stock options exercisable for 100,000 shares of common stock.

(g)	In February 2006, the Corporation entered into an employment agreement with Lawrence Odell and at the same time entered into a services agreement with his law firm Martinez Odell & Calabria (the “Law Firm”) relating to the services of Mr. Odell as Executive Vice President and General Counsel of the Corporation. Mr. Odell received a nominal base salary of $100.00 a year and the opportunity to receive an annual performance bonus based upon his achievement of predetermined business objectives. In addition, he received a stock option exercisable for 100,000 shares of common stock. The services agreement provides for monthly payments to the Law Firm of $60,000 which has been taken into consideration in determining Mr. Odell’s salary and has been included as such in the Summary Compensation Table for years 2006, 2007 and 2008.

GRANTS OF PLAN-BASED AWARDS

The table set forth below discloses information with respect to short-term annual incentive awards granted in fiscal year 2008.

								All	All
								Other	Other
								Stock	Option	Exercise		Grant
		Estimated			Estimated			Awards:	Awards:	or Base	Market	Date Fair
		Possible Payouts			Possible Payouts			Number	Number of	Price for	Price on	Value of
		Under Non-Equity			Under Equity			of Shares	Securities	Options	Grant	Stock and
	Grant	Incentive Plan Awards(1)			Incentive Plan Awards			of Stock	Underlying	Awards	Date	Option
Name	Date	Threshold ($)	Target ($)	Maxium ($)	Threshold ($)	Target ($)	Maxium ($)	or units (#)	Options(#)	($/SH)	($/SH)	Awards

Luis Beauchamp	—	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—	—
Aurelio Alemán	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
Fernando Scherrer	—	227,500	455,000	910,000	—	—	—	—	—	—	—	—
Lawrence Odell	—	234,033	468,065	936,130	—	—	—	—	—	—	—	—
Randolfo Rivera	—	233,750	467,500	935,000	—	—	—	—	—	—	—	—

(1)	The amounts shown in these columns represent the minimum, target and maximum amounts payable under the Corporation’s executive compensation structure approved by the Board in March 2008 with respect to short-term annual incentive awards for 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the unexercised options held by Named Executives as of December 31, 2008.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number of	Market or
			Incentive					Unearned	Payout
		Number	Plan Awards:					Shares,	Value of
		of	Number			Number		Unit or	Unearned
	Number	Securities	of			of		Other	Shares,
	of	Underlying	Securities			Shares	Market Value	Rights	That
	Securities	Unexercised	Underlying			or Units	of Shares or	That	Have
	Underlying	Options	Unexercised	Option	Option	of Stock	Units of Stock	Have	Not
	Options (#)	(#)	Unearned	Exercise	Expiration	That Have	That Have	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Not Vested	Not Vested	Vested (#)	($)

Luis Beauchamp	90,000	—	—	7.44	12/13/2010	—	—	—	—
	96,000	—	—	9.34	2/26/2012	—	—	—	—
	64,000	—	—	12.81	2/25/2013	—	—	—	—
	76,800	—	—	21.45	2/20/2014	—	—	—	—
	76,800	—	—	23.92	2/22/2015	—	—	—	—
	350,000	—	—	12.68	1/24/2016	—	—	—	—
	350,000	—	—	9.20	1/21/2017	—	—	—	—
Aurelio Alemán	36,000	—	—	6.54	11/23/2009	—	—	—	—
	78,000	—	—	7.44	12/13/2010	—	—	—	—
	90,000	—	—	9.34	2/26/2012	—	—	—	—
	60,000	—	—	12.81	2/25/2013	—	—	—	—
	72,000	—	—	21.45	2/20/2014	—	—	—	—
	72,000	—	—	23.92	2/22/2015	—	—	—	—
	150,000	—	—	12.68	1/24/2016	—	—	—	—
	150,000	—	—	9.20	1/21/2017	—	—	—	—
Fernando Scherrer	100,000	—	—	9.20	7/24/2016	—	—	—	—
	75,000	—	—	9.20	1/21/2017	—	—	—	—
Lawrence Odell	100,000	—	—	12.64	2/15/2016	—	—	—	—
	75,000	—	—	9.20	1/21/2017	—	—	—	—
Randolfo Rivera	2,110	—	—	7.44	12/13/2010	—	—	—	—
	60,000	—	—	9.34	2/26/2012	—	—	—	—
	50,000	—	—	12.81	2/25/2013	—	—	—	—
	60,000	—	—	21.45	2/20/2014	—	—	—	—
	60,000	—	—	23.92	2/22/2015	—	—	—	—
	75,000	—	—	12.68	1/24/2016	—	—	—	—
	75,000	—	—	9.20	1/21/2017	—	—	—	—

OPTIONS EXERCISED AND STOCK VESTED TABLE

The following table sets forth certain information with respect to the options exercised by the Named Executives during fiscal year 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
Name	Through Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

Luis Beauchamp	—	—	—	—
Aurelio Aleman	—	—	—	—
Fernando Scherrer	—	—	—	—
Lawrence Odell	—	—	—	—
Randolfo Rivera(a)	—	195,600	—	—

(a)	Under the 1997 stock option plan, which expired on January 21, 2007, the Compensation Committee had the authority to grant stock appreciation rights (“SARs”) at any time subsequent to the grant of an option. Pursuant to SARs, the optionee surrenders the right to exercise an option granted under the plan in consideration for payment by the Corporation of an amount equal to the excess of the fair market value of the shares of common stock subject to such option surrendered over the total option price of such shares. Any option surrendered is cancelled by the Corporation and the shares subject to the option are not eligible for further grants under the option plan. In this respect, during the second quarter of 2008, Mr. Rivera surrendered the right to exercise 120,000 stock options granted on May 26, 1998 in the form of a SAR.

PENSION BENEFITS

The Corporation does not have a defined benefit or pension plan in place for the Named Executives.

DEFINED CONTRIBUTION RETIREMENT PLAN

The Named Executives are elegible to participate in the Corporation’s Defined Contribution Retirement Plan pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code (“PRIRC”) which provides retirement, death, disability and termination of employment benefits. The Defined Contribution Retirement Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Retirement Equity Act of 1984, as amended (“REA”). An individual account is maintained for each participant and benefits are paid based solely on the amount of each participant’s account.

The Named Executives may defer from 1% to 10% of their annual salary into the Defined Contribution Retirement Plan on a pre-tax basis as employee salary savings contributions. Each year the Corporation will make a contribution equal to 25% of the first 4% of each participating employee’s contribution; no match is provided for contributions in excess of 4% of compensation. Corporate contributions are made to employees with a minimum of one year of service. At the end of the fiscal year, the Corporation may, but is not obligated to, make additional contributions in an amount determined by the Board; however, the maximum of any additional contribution in any year may not exceed 15% of the total compensation of the Named Executives and no basic monthly or additional annual matches need be made in years during which the Corporation incurs a loss.

NON-QUALIFIED DEFERRED COMPENSATION

Under the Deferred Compensation Plan Named Executives may defer a portion of his/her compensation. These deferred amounts, if any, are included in the compensation disclosed in the Summary Compensation Table. The Corporation does not match any of the deferred amounts. The deferred amounts are deposited in a trust that is administered by FirstBank. Investments by the trust may be made in stocks, bonds or other securities. The income, gains and losses both, realized and unrealized, from investments made by the Trust, net of any expenses properly chargeable, is determined annually at the close of each year and allocated among the accounts of the participants in proportion to the values of their respective contingent future benefits. The Corporation does not guarantee a return on the investment of these funds. Payment of the amount allocated to a participant is deferred until such participant’s retirement, resignation, disability or death, or in the event of an unforeseeable emergency or necessity.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution	Contribution	Earnings	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	in Last FY ($)	Distributions ($)	Last FYE ($)

Luis Beauchamp	—	—	(23,922)	—	698,428
Aurelio Alemán	75,000	—	30,772	—	724,919
Total	75,000	—	6,850	—	1,423,347

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN
CONTROL ARRANGEMENTS

Employment Agreements.  The following table discloses information regarding the employment agreements of the Named Executives.

	Effective	Current Base	Term of
Name(a)	Date	Salary	Years

Luis M. Beauchamp	5/14/1998	$1,000,000	4
Aurelio Alemán	2/24/1998	$750,000	4
Randolfo Rivera	5/26/1998	$550,000	4
Lawrence Odell	2/15/2006	$720,100	4
Fernando Scherrer(b)	7/24/2006	$700,000	3

(a)	In connection with the Corporation’s participation in the Capital Purchase Program, (i) the Corporation amended its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including severance and employment agreements), to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued by the Treasury on or prior to January 16, 2009 and (ii) each Senior Executive Officer, as defined in the Capital Purchase Program, executed a written waiver releasing the Treasury and the Corporation from any claims that such officers may otherwise have as a result of the Corporation’s amendment of such arrangements and agreements to be in compliance with Section 111(b) of EESA. Until such time as Treasury ceases to own any equity securities of the Corporation acquired pursuant to the Capital Purchase Program, the Corporation must maintain compliance with these requirements.

(b)	Mr. Scherrer’s employment agreement was amended on March 27, 2008 to increase the term of such agreement from one to three years and to amend any provisions under the employment agreement that considers the term of employment to calculate severance payments for reasons of termination or “change in control” of the Corporation.

The agreements provide that on each anniversary of the date of commencement of each agreement the term of such agreement shall be automatically extended for an additional one (1) year period beyond the then-effective expiration date, unless either party receives written notice that the agreement shall not be further extended.

Under the employment agreements, the Board may terminate the contracting officer at any time; however, unless such termination is for cause, the contracting officer will be entitled to a severance payment of four (4) times his/her annual base salary (base salary defined as $450,000 in the case of Lawrence Odell), less all required deductions and withholdings, which payment shall be made semi-monthly over a period of one year, except under Fernando Scherrer’s employment agreement, under which the severance payment shall be of three (3) times his base salary. With respect to a termination for cause, “cause” is defined to include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, material violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or any material breach of any provision of the employment agreement.

In the event of a “change in control” of the Corporation during the term of the employment agreements, the executive shall be entitled to receive a lump sum severance payment equal to his or her then current base annual salary (base salary defined as $450,000 in the case of Lawrence Odell) plus (i) the highest cash performance bonus received by the executive in any of the four (4) fiscal years prior to the date of the change in control (three (3) years in the case of Fernando Scherrer) and (ii) the value of any other benefits provided to the executive during the year in which the change in control occurs, multiplied by four (4) (three (3) in the case of Fernando Scherrer). Termination of employment is not a requirement for a change in control severance payment. Pursuant to the employment agreements, a “change in control” shall be deemed to have taken place if a third person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation having 25% or more of the total number of votes which may be cast for the election of directors of the Corporation, or which, by cumulative voting, if permitted by the Corporation’s charter or By-laws, would enable such third person to elect 25% or more of the directors of the Corporation; or if, as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before any such transaction cease to constitute a majority of the Board of the Corporation or any successor institution.

The following table describes and quantifies the benefits and compensation to which the Named Executives would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2008, based on their compensation and services on that date. The amounts shown on the table do not include payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distribution from the 1165(e) plan, or any death, disability or post-retirement welfare benefits available under broad-based employee plans.

	Death, Disability, Termination Without		Non-
	Cause, Termination With Cause and		Qualified	Disability	Insurance
Name	Change in Control	Severance($)(a)	Plans($)(b)	Benefit($)	Benefit($)	Total($)

Luis Beauchamp	Death(c)	—	698,428	—	500,000	1,198,428
	Permanent Disability(d)	—	698,428	2,400,000	—	3,098,428
	Termination without cause	4,000,000	698,428	—	—	4,698,428
	Termination with cause	—	698,428	—	—	698,428
	Change in Control	8,237,188	698,428	—	—	8,935,616
Aurelio Alemán	Death(c)	—	724,919	—	500,000	1,224,919
	Permanent Disability(d)	—	724,919	1,800,000	—	2,524,919
	Termination without cause	3,000,000	724,919	—	—	3,724,919
	Termination with cause	—	724,919	—	—	724,919
	Change in Control	5,897,300	724,919	—	—	6,622,219
Fernando Scherrer	Death(c)	—	—	—	500,000	500,000
	Permanent Disability(d)	—	—	1,260,000	—	1,260,000
	Termination without cause	2,100,000	—	—	—	2,100,000
	Termination with cause	—	—	—	—	—
	Change in Control	3,522,546	—	—	—	3,522,546
Lawrence Odell	Death(c)	—	—	—	500,000	500,000
	Permanent Disability(d)	—	—	1,728,240	—	1,728,240
	Termination without cause	1,800,000	—	—	—	1,800,000
	Termination with cause	—	—	—	—	—
	Change in Control	3,632,116	—	—	—	3,632,116
Randolfo Rivera	Death(c)	—	—	—	500,000	500,000
	Permanent Disability(d)	—	—	1,320,000	—	1,320,000
	Termination without cause	2,200,000	—	—	—	2,200,000
	Termination with cause	—	—	—	—	—
	Change in Control	4,100,288	—	—	—	4,100,288

(a)	As described above in connection with the Corporation’s participation in the Capital Purchase Program in January 2009, the Corporation amended its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including severance and employment agreements), to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued in connection with the Capital Purchase Program; these amendments have not been taken into consideration when quantifying the benefits and compensation to which the Named Executives would have been entitled to receive under this column if their employment had terminated on December 31, 2008.

(b)	The Nonqualified Plan includes the accumulated balance of the deferred compensation plan as of December 31, 2008 as applicable for the Named Executive.

(c)	Amount includes life insurance benefits in excess of those amounts available generally to other employees.

(d)	If the executive shall become disabled or incapacitated for a number of consecutive days exceeding those to which the executive is entitled as sick-leave and it is determined that the executive will continue to temporarily be unable to perform his/her duties, the executive shall receive 60% of his/her compensation exclusive of any other benefits he/she is entitled to receive under the corporate-wide plans and programs available to other employees. If it is determined that the executive is permanently disabled, the executive shall receive 60% of his/her compensation for the remaining term of the employment agreement. The executive shall be considered “permanently disabled” if absent due to physical or mental illness on a full time basis for three consecutive months.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

The ARRA requires that those financial institutions, like the Corporation, which have received financial assistance provided under the Troubled Asset Relief Program (“TARP”), allow a separate and non-binding stockholder vote to approve the compensation of such financial institution’s executive officers. This requirement applies during the period in which obligations under TARP remain outstanding.

Executive Compensation

Pursuant to the ARRA the Board has authorized a non-binding stockholder vote on the Corporation’s executive compensation program as reflected in the Compensation Discussion and Analysis and the disclosures regarding Named Executives compensation provided in the various tables and accompanying narrative disclosures included in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Corporation’s stockholders the opportunity to vote on the Corporation’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve the overall executive compensation policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and the disclosures regarding the Named Executives compensation provided in the various tables, and the accompanying narrative disclosures, included in this Proxy Statement for the 2009 Annual Meeting of Stockholders.”

This stockholder vote is advisory and will not be binding upon the Board or construed as overruling any decision by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been selected as the Independent Registered Public Accounting Firm of the Corporation for the fiscal year ending December 31, 2009. The firm will be represented at the Annual Meeting and representatives will have the opportunity to make a statement, if they so desire, and also will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT FEES

The total fees paid or accrued by the Corporation for professional services rendered by the external auditors for the years ended December 31, 2007 and 2008 were $1,562,854 and $1,696,175, respectively, distributed as follows:

•	Audit Fees: $1,455,454 relating to the audit of the financial statements and internal control over financial reporting for the year ended December 31, 2007; and $1,575,275 for the audit of the financial statements and internal control over financial reporting for the year ended December 31, 2008.

•	Audit-Related Fees: $101,400 in 2007 and $120,900 in 2008 for other audit-related fees, which consisted mainly of the audits of employee benefit plans.

•	Tax Fees: none in 2007 and none in 2008.

•	Other Fees: $6,000 in 2007 related to fees paid for access to an accounting and auditing electronic library and none in 2008.

The Audit Committee has established controls and procedures that require the pre-approval of all audits, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the rendering of such services does not impair the auditor’s independence. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit, audit-related or permissible non-audit services, and the member to whom such delegation was made must report any pre-approval decisions at the next scheduled meeting of the Audit Committee. Under the pre-approval policy, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation, audit-related or permissible non-audit services are required by the Corporation, an amendment to the existing engagement letter or an additional proposed engagement letter is obtained from the independent registered public accounting firm and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve such services.

STOCKHOLDER PROPOSALS

SEC rules and regulations require that proposals that stockholders would like included in a company’s proxy materials must be received by the Secretary of the Corporation no later than 120 days before the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting. When the date is changed by more than 30 days from the date of the previous year’s meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials. In accordance with the Corporation’s By-laws, the Corporation expects to hold its 2010 Annual Meeting of Stockholders on or before April 27, 2010, subject to the right of the Board to change such date based on changed circumstances.

Any proposal that a stockholder wishes to have considered for presentation at the 2010 Annual Meeting and included in the Corporation’s proxy statement and form of proxy used in connection with such meeting, must be forwarded to the Secretary of the Corporation at the principal executive offices of the Corporation no later than November [23], 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. The deadline for submitting a stockholder proposal outside the processes of Rule 14a-8, other than mentioned below, is no later than February [5], 2010.

Under the Corporation’s By-laws, if a stockholder seeks to propose a nominee for director for consideration at the annual meeting of stockholder, notice must be received by the Secretary of the Corporation at least 30 days prior to the date of the annual meeting of stockholders. Accordingly, under the By-laws, any stockholder nominations for directors for consideration at the 2010 Annual Meeting must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than March 26, 2010.

OTHER MATTERS

Management of the Corporation does not know of any business to be brought before the Annual Meeting other than that specified herein. However, if any other matters are properly brought before the Annual Meeting, the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the proxies.

The cost of solicitation of proxies will be borne by the Corporation. First BanCorp has retained the services of Morrow & Co., LLC, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arranged with Morrow & Co., LLC is in the amount of $5,500 plus reimbursement for out-of-pocket expenses. The Corporation requested that brokerage firms, banks and other custodians, nominees and fiduciaries solicit proxies from their principals and will reimburse them for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of First BanCorp’s common stock. In addition to solicitation by mail, telephone, and any other electronic mail, directors, officers and employees of the Corporation may solicit proxies by personal interview, telephone and similar means without additional compensation.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for the year ended December 31, 2008 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at our annual meeting of stockholders. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Stockholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, without charge upon written request. Any Exhibits listed in the Form 10-K will also be furnished upon written request at the Corporation’s expense. Any such request should be directed to Lawrence Odell, Secretary of the Board of Directors, at First BanCorp, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908. An electronic copy of the Annual Report on Form 10-K for the year ended December 31, 2008 is also available on the Corporation’s website at www.firstbankpr.comor at http://bnymellon.mobular.net/bnymellon/fbp.

By Order of the Board of Directors,

Lawrence Odell
Secretary

San Juan, Puerto Rico
March [24], 2009

In keeping with the environment, this proxy statement has been printed on recycled paper.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3. Please mark your votes as X indicated in this example 1. ELECTION OF DIRECTORS Nominees FOR AGAINST ABSTAINFOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Luis M. Beauchamp 02 Aurelio Alemán 03 José Menéndez-Cortada 04 José Teixidor 05 Jorge L. Díaz 06 José L. Ferrer-Canals 07 Sharee Ann Umpierre-Catinchi 08 Fernando Rodríguez-Amaro 09 Héctor M. Nevares 10 Frank Kolodziej 11 José F. Rodríguez FOR AGAINST ABSTAIN 2. Vote to ratify PricewaterhouseCoopers’ LLP as our independent public accountant 3. Vote to approve a non-binding advisory proposal on the compensation of named executive officers Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. INTERNET http://www.proxyvoting.com/fbp Use the Internet to vote your proxy. Have First BanCorp your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/fbp

PROXY FIRST BANCORP Annual Meeting of Stockholders — April 28, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST BANCORP The undersigned hereby appoints Luis M. Beauchamp and José Menéndez-Cortada, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of First BanCorp (the “Corporation”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Corporation to be held April 28, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for First BanCorp, now makes it easy and convenient to get current information on your shareholder account. · View account status · View payment history for dividends · View certificate history · Make address changes · View book-entry information · Obtain a duplicate 1099 tax form · Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, in vestment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymelon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 46474